Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bob Giargiari, GPR GLOBAL
(619) 884-4410

Akesis Pharmaceuticals Raises $3.51 Million in Private Placement

SAN DIEGO, November 27, 2006 – Akesis Pharmaceuticals, Inc. (AKES.OB) today announced that on November 21, 2006 it entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the company raised an aggregate of $3.51 million through the sale and issuance of 5,850,000 shares of Common Stock at a purchase price per share of $0.60. Pursuant to the Agreement, Akesis also issued to the investors warrants to purchase 877,500 shares of Common Stock, exercisable at a price per share equal to $0.60.

Avalon Ventures VII, L.P., a San Diego-based venture capital fund, invested $3 million of the aggregate amount raised and received a warrant to purchase 750,000 shares of Common Stock.

Proceeds from this financing will be used in part to initiate clinical development, after appropriate FDA review, of AKP-101, a proprietary Akesis product candidate designed to lower and control blood glucose levels when used in combination with metformin in type 2 diabetes patients.

“This financing gives us significant resources to prepare for our upcoming clinical trial of AKP-101,” said Akesis president and CEO Jay Lichter, Ph.D. “We are gratified to have received the confidence and support of this group of private investors and look forward to initiating this important study.”

About Akesis:

Akesis is a pharmaceutical company with a portfolio of innovative prospective treatments for diabetes and other related metabolic disorders. The company possesses issued U.S. patents for both prescription and over-the-counter treatments, which uniquely combine anti-diabetic, trace minerals with certain classes of diabetes oral agents. Akesis’ products have demonstrated preliminary evidence of lowering and controlling blood glucose levels in patients with type 2 diabetes. Blood sugar control via oral drugs represents a multi billion-dollar industry in the United States.

About Avalon Ventures:

Avalon Ventures is a San Diego-based venture capital firm focusing on companies in the wireless technology and life science industries and primarily in San Diego and California. The firm’s current fund, Avalon Ventures VII, L.P. is $75 million. Avalon Ventures is one of the longest-standing venture capital firms in San Diego, having operated since 1983 through six previous funds. The collective market capitalization of Avalon Ventures portfolio companies (most founded by Avalon partners) currently exceeds $5 billion. Co-investors in Avalon deals include such well-known firms as Kleiner Perkins Caufield & Byers (12 deals) and Versant Ventures, formerly IVP (11 deals). Kevin Kinsella, a beneficial owner of Akesis Common Stock, a holder of warrants to purchase Common Stock and member of Akesis’ board of directors, is a managing member of Avalon GP, LLC, which is the general partner of Avalon Ventures VII, L.P. Jay Lichter, Akesis’ President and Chief Executive Officer and an optionholder and member of Akesis’ board of directors, is a venture partner of Avalon Ventures VII, L.P.

Note regarding forward-looking statements:

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Akesis Pharmaceuticals disclaims any intent or obligation to update these forward- looking statements, and claims the protection of the Safe Harbor for forward- looking statements contained in the Act. Examples of such statements include, but are not limited to, any plans to initiate clinical trials or to otherwise seek to confirm the utility of the company’s products. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the inability to raise additional capital, an amount of which is required to support completion of new clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the company’s drug candidates that could slow or prevent clinical development, and product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials). For additional information about risks and uncertainties Akesis faces, see documents Akesis files with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended December 31, 2005, and all our quarterly and other periodic SEC filings. Akesis has not yet submitted any formulations to the Food and Drug Administration for review. The FDA has not made any determinations with regard to Akesis’ proposed formulations. Akesis does not, at this time, manufacture or offer products for sale.

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